Registration No. __________

----------------------------------------------------------------
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            Form S-8

                REGISTRATION STATEMENT UNDER THE
                     SECURITIES ACT OF 1933


                        MATEC Corporation
                    -------------------------
     (Exact name of registrant as specified in its charter)

            Maryland                                06-0737363
-------------------------------                 ----------------
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)              Identification No.)

 75 South Street, Hopkinton, Massachusetts                 01748
 ---------------------------------------------------------------
 (Address of Principal Executive Offices)             (ZIP Code)

            MATEC Corporation 1999 Stock Option Plan
            ----------------------------------------
                    (Full title of the plan)

                        Michael J. Kroll
                        MATEC Corporation
        75 South Street, Hopkinton, Massachusetts  01748
----------------------------------------------------------------
             (Name and address of agent for service)

                    (508) 435-9039, Ext. 600
                    ------------------------
  (Telephone number, including area code, of agent for service)

    It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

                      Joan Dacey-Seib, Esq.
                    Jacobs Persinger & Parker
                         77 Water Street
                    New York, New York  10005


                 CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------

                              Proposed     Proposed
Title of                      maximum      maximum    Amount
securities                    offering     aggregate  of
to be         Amount to be    price per    offering   registration
registered    registered(1)   share(2)     price      fee

Common Stock,    100,000      $5.875       $587,500   $155.10
$.05 par
value

------------------------------------------------------------------

(1)	This Registration Statement also covers such additional
shares of Common Stock as may be issuable upon exercise of options granted or to be granted under the MATEC Corporation
1999 Stock Option Plan as a result of the anti-dilution provisions thereof.

(2)	Based upon the average of the high and low prices for the
shares of Common Stock on the American Stock Exchange
Consolidated Reporting System on January 7, 2000.  See Rule
457(h). Estimated solely for the purpose of calculating the registration fee.

----------------------------------------------------------------

                             Part II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents of the Registrant filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

     (b) The Registrant's Proxy Statement dated April 5, 1999 used in connection with the Special In Lieu of Annual Meeting of Stockholders held on May 13, 1999.

     (c) The Registrant's Quarterly Reports on Form 10-Q for the three months ended April 4, 1999, July 4, 1999 and October
3, 1999.

     (d) The description of Common Stock of the Registrant contained under the caption "Description of Common Stock" in the Registrant's Registration Statement on Form 8-B dated July 1,
1987.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock offered hereby has been sold or which deregisters all such Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.


Item 4.     Description of Securities.

     Not applicable.


Item 5.     Interests of Named Experts and Counsel.

     Not applicable.

Item 6.     Indemnification of Directors and Officers.

     Pursuant to Maryland law and the Articles of Incorporation of the Registrant, the liability of directors and officers of the Registrant to the Registrant or to any shareholder of the Registrant for money damages has been eliminated except for (i) actual receipt of an improper personal benefit in money, property or service and (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     The Articles of Incorporation of the Registrant contain a provision which requires the Registrant to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law requires the Registrant, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met. Under Maryland law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.

     The Registrant has an insurance policy expiring May 1, 2000 with CNA Insurance Companies insuring directors and officers against certain liabilities they may incur. The policy contains standard reimbursement provisions in an aggregate limit of $2 million with a deductible of $100,000 for expenses reimbursable to the directors and/or officers by the Registrant. The policy contains various reporting requirements and exclusions.

Item 7.     Exemption from Registration Claimed.

     Not applicable.


Item 8.     Exhibits.

	The following are filed as exhibits to this Registration
Statement:

        Exhibit No.           Description

           5              Opinion of Whiteford, Taylor & Preston
                          L.L.P. as to the legality of the
                          shares being registered
           23(a)          Consent of Whiteford, Taylor & Preston
                          L.L.P.
           23(b)          Consent of Deloitte & Touche LLP
           24             Power of Attorney


Item 9.     Undertakings.

(a)  Rule 415 offering.

     The Undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for acceleration of effective date or filing of registration statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopkinton, Massachusetts on this 14th day of December, 1999.

MATEC CORPORATION

By: /s/ Ted Valpey, Jr.
----------------------------
   Ted Valpey, Jr.
   Chairman of the Board of
     Directors & Chief
     Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted Valpey, Jr. and Michael J. Kroll and each of them acting singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                Title                  Date


/s/ Ted Valpey, Jr.    Chairman of the Board   December 14, 1999
--------------------    of Directors, Chief
Ted Valpey, Jr.         Executive Officer
                        (Principal Executive
                        Officer)

/s/ Michael J. Kroll   Vice President and      December 14, 1999
--------------------    Treasurer (Principal
Michael J. Kroll        Financial and
                        Accounting Officer

/s/ Michael Deery             Director         December 14, 1999
-------------------------
Michael Deery

/s/ Eli Fleisher              Director         December 14, 1999
-------------------------
Eli Fleisher

/s/ Lawrence Holsborg         Director         December 14, 1999
-------------------------
Lawrence Holsborg

/s/ Michael P. Martinich      Director         December 14, 1999
-------------------------
Michael P. Martinich

/s/ John J. McArdle           Director         December 14, 1999
-------------------------
John J. McArdle

/s/ Robert W. Muir, Jr.       Director         December 14, 1999
-------------------------
Robert W. Muir, Jr.

/s/ Joseph W. Tiberio         Director         December 14, 1999
-------------------------
Joseph W. Tiberio

EXHIBIT INDEX


    Exhibit No.           Description

        5          Opinion of Whiteford, Taylor & Preston L.L.P.
                   as to the legality of the shares being registered

       23(a)       Consent of Whiteford, Taylor & Preston L.L.P.
                   (see Exhibit 5)

       23(b)       Consent of Deloitte & Touche LLP

       24          Power of Attorney (see signature page)

EXHIBIT 5


        [Letterhead of Whiteford, Taylor & Preston L.L.P.]

                        January 11, 2000

Board of Directors
MATEC Corporation
75 South Street
Hopkinton, MA 01748

             Re: Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel to MATEC Corporation, a Maryland corporation (the "Corporation"), in connection with the filing of the Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement registers the distribution of up to 100,000 shares of common stock of the Corporation, par value $0.05 per share ("Common Stock"), reserved for issuance to eligible employees of the Corporation pursuant to the Corporation's 1999 Stock Option Plan (the "Plan"). In that capacity, we have reviewed the Articles of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plan, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plan and amendments thereto and the issuance of the Common Stock under the Plan and such other instruments as we have deemed necessary for the issuance of this opinion.

          Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plan has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.


                          Very truly yours,

                          /s/ Whiteford, Taylor & Preston L.L.P.

                          Whiteford, Taylor & Preston L.L.P.

EXHIBIT 23(B)


INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Registration Statement of MATEC Corporation on Form S-8 of our reports dated February 26, 1999, appearing in the Annual Report on Form 10-K of MATEC Corporation for the year ended December 31, 1998.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 10, 2000